Exhibit 99.1

                    Allied Motion Reports Improved
                    Profits for the Third Quarter


    DENVER--(BUSINESS WIRE)--Nov. 1, 2007--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved net income for the third quarter of $686,000 or $.10 per diluted share compared to $617,000 or $.09 per diluted share for the same period last year. Revenues for the quarter ended September 30, 2007 were $20,901,000 compared to $20,308,000 last year. Backlog at September 30, 2007 was $29,878,000, a 15% increase from September 30, 2006.

    During the nine months ended September 30, 2007, the Company achieved net income of $1,748,000 or $.24 per diluted share compared to net income of $1,543,000 or $.22 per diluted share for the same nine months last year. Revenues for the nine months this year were $63,292,000 compared to $63,662,000 for the same period last year.

    "We are pleased with the improvement in sales and profits we achieved during our third quarter," commented Dick Smith, CEO of Allied Motion. "We continue to achieve improvement in sales from our industrial, electronics and aerospace and defense market segments partially offset by a downturn in vehicle and medical market segments. Our gross margins for the quarter improved slightly from last year reflecting an improved mix of higher margin sales as well as cost improvements we are realizing. We continue to realize cost savings from our increased production and sourcing of product from our contract manufacturing facility in China that is required to maintain or improve our lower margin business in some of our vehicle and industrial applications. Offsetting the improvement in gross profit margins was an increase in selling and engineering expenses that were incurred to strengthen our sales and engineering capabilities. Also contributing to our profit improvement was lower interest costs reflecting a reduction in outstanding debt and lower borrowing costs. Our year-to-date performance reflects the continued execution of our strategy which continues to build the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry."

    Dick Warzala, President of Allied Motion, added, "Increased sales and earnings reflects our focus on continuous operating improvements including new customer development, new product development, AST (Allied Systematic Tools) implementation and LCR (Low Cost Region) ramp up. Consistent with our long term strategy, our emphasis is on designing new products that "Raise the Bar" of performance and add significant value for our customers. Additionally, our technical expertise and know-how is an important differentiating factor that we will continue to leverage to support and enhance our growth in the future. The growth potential provided by the many new product developments currently in our pipeline and our ability to utilize higher level value-added solutions to meet application specific requirements through design and manufacture of engineered product solutions to meet the exact needs of our customers provides the road map for our continued growth in the future."

    Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

    The statements in this press release and in the Company's November 1, 2007 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets, introduction of new technologies, products and competitors, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.



ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

                              For the Three Months For the Nine Months
                              Ended September 30,  Ended September 30,
HIGHLIGHTS OF OPERATING
 RESULTS                         2007      2006      2007      2006
----------------------------------------------------------------------
Revenues                      $  20,901  $ 20,308  $ 63,292   $63,662
Cost of products sold            15,613    15,244    48,145    48,596
                              ----------------------------------------
Gross Margin                      5,288     5,064    15,147    15,066
Operating expenses and other      4,233     4,070    12,495    12,641
                              ----------------------------------------
Income before income taxes        1,055       994     2,652     2,425
Provision for income taxes         (369)     (377)     (904)     (882)
                              ----------------------------------------
Net Income                    $     686  $    617  $  1,748   $ 1,543
                              ========================================
PER SHARE AMOUNTS:
Diluted income per share      $     .10  $    .09  $    .24   $   .22
                              ========================================
Diluted weighted average
 common shares                    7,099     6,977     7,147     6,920
                              ========================================




                                            September 30, December 31,
CONDENSED BALANCE SHEETS                        2007          2006
----------------------------------------------------------------------
Assets
Current Assets:
 Cash and cash equivalents                  $        504  $       669
 Trade receivables, net                           12,221       10,225
 Inventories, net                                 11,853       10,807
 Other current assets                              1,731        1,397
                                            --------------------------
Total Current Assets                              26,309       23,098
Property, plant and equipment, net                11,419       12,173
Goodwill and intangible assets                    16,862       17,341
                                            --------------------------
Total Assets                                $     54,590  $    52,612
                                            ==========================
Liabilities and Stockholders' Investment
Current Liabilities:
 Debt obligations                           $        840  $     9,066
 Accounts payable and other current
  liabilities                                     11,453       10,231
                                            --------------------------
Total Current Liabilities                         12,293       19,297
Long-term debt obligations                         7,319          763
Other long-term liabilities                        2,886        3,030
                                            --------------------------
Total Liabilities                                 22,498       23,090
Stockholders' Investment                          32,092       29,522
                                            --------------------------
Total Liabilities and Stockholders'
 Investment                                 $     54,590  $    52,612
                                            ==========================

                                            For the Nine Months Ended
                                                  September 30,
CONDENSED STATEMENTS OF CASH FLOWS              2007          2006
----------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                $      1,748  $     1,543
  Depreciation and amortization                    2,607        2,440
  Changes in working capital balances and
   other                                          (1,887)      (1,640)
                                            --------------------------
Net cash provided by operating activities          2,468        2,343

Cash flows from investing activities:
   Purchase of property and equipment               (977)      (1,005)
                                            --------------------------
Net cash used in investing activities               (977)      (1,005)

Net cash (used in) provided by financing
 activities                                       (1,684)      (1,266)
Effect of foreign exchange rate changes on
 cash                                                 28            6
                                            --------------------------
Net increase in cash and cash equivalents           (165)          78
Cash and cash equivalents at beginning of
 period                                              669          624
                                            --------------------------
Cash and cash equivalents at September 30   $        504  $       702
                                            ==========================



    CONTACT: Allied Motion Technologies Inc.
             Richard Smith / Sue Chiarmonte, 303-799-8520
             Fax: 303-799-8521